Exhibit 99.1
For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787
Scott Childress, Investor Relations
404-828-7957
UPS ACHIEVES EPS TARGET
ON STRONG REVENUE YIELDS

•	4Q18 EPS of $0.52; Adjusted 4Q EPS up nearly 17% to $1.94

•	Pricing and Mix Strategies Lift 4Q Revenue Quality

•	U.S. Domestic Revenue up 6.3% on 4Q Yield Growth

•	International 4Q Achieves Record Profits; Margin Rises above 20%

•	Supply Chain & Freight Revenue Rises, driven by Forwarding and Logistics

•	2018 Full-year Cash from Operations was $12.7B

•	Free Cash Flow in 2018 topped $6B, Exceeding Expectations

•	2019 Total Adjusted Operating Profit Growth* in the Low-teens with all Segments up Double-digits

•	Announces Full-Year 2019 Adjusted EPS Guidance* Range of $7.45 to $7.75

ATLANTA - January 31, 2019 - UPS (NYSE:UPS) today announced fourth-quarter 2018 earnings highlighted by high-quality revenue initiatives that are producing positive, sustainable benefits.

“We achieved our 2018 adjusted earnings-per-share goal by successfully executing Transformation investments and initiatives that lifted revenue quality and improved efficiency,” said David Abney, UPS chairman and CEO. “Our diverse portfolio, global footprint and flexible network position UPS for profitable growth in 2019 and beyond.”

Consolidated Results	4Q 2018	Adjusted 4Q 2018	4Q 2017	Adjusted 4Q 2017
Revenue	$19,848 M		$18,975 M
Net Income	$453 M	$1,690 M	$1,096 M	$1,445 M
Diluted Earnings Per Share	$0.52	$1.94	$1.26	$1.66

Fourth-quarter 2018 GAAP results include a mark-to-market (MTM) non-cash, after-tax pension charge of $1.237 billion, which represents an after-tax charge of $1.42 per diluted share. In the prior-year period, the company’s GAAP results included $0.40 per diluted share related to mark-to-market pension charges and benefits from the Tax Cuts and Jobs Act.

For the total company in 4Q 2018:

•	Revenue increased 4.6%; currency-neutral revenue was up 5.2%.

•	Average revenue yield expanded 4.1%, with gains in all products.

•	Achieved record shipments and exceptional on-time service during the peak holiday season.

* Information on non-GAAP financial measures is attached to this press release. The Company provides guidance on an adjusted (non-GAAP) basis because it is not possible to provide the most comparable GAAP measure. See "Outlook."
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U.S. Domestic Segment

The segment benefited from UPS’s Transformation initiatives, new network capabilities and higher-quality revenue during the period. The U.S. Domestic segment delivered more than 21 million packages, on average, per day with strong revenue yields and record on-time performance. Shipment growth was balanced, as business-to-business and business-to-consumer packages grew in the quarter. As anticipated, operating profit was reduced by planned pension expense, start-up costs for several large facilities, and one less operating day than in the prior year’s fourth quarter.

	4Q 2018	4Q 2017
Revenue	$12,575 M	$11,833 M
Operating profit	$999 M	$1,087M

For the U.S. Domestic segment in 4Q 2018:

•	Revenue increased $742 million or 6.3% over 4Q 2017, with growth across all products.

•	Premium Next Day Air revenue grew more than 10%, with volume growth of 7.8% as customers selected faster delivery options.

•	Revenue per piece increased 4.8% on expanded base rates and positive product and customer mix.

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The company successfully opened 14 major facilities in the U.S. during the quarter, providing higher efficiency and record on-time deliveries. For the full year, UPS opened 22 new facilities worldwide.

International Segment

“Our International segment produced record results highlighted by double-digit profitability in Europe,” said Abney. “Our broad portfolio, diverse revenue base and flexible network help buffer the impacts of global-economic softening. These strengths also position UPS to help customers navigate the current complexities of global trade.”

	4Q 2018	4Q 2017
Revenue	$3,829 M	$3,721M
Operating profit	$781 M	$735 M

For the International segment in 4Q 2018:

•	Revenue expanded 2.9% with growth across all regions; currency-neutral revenue up 5.4%.

•	Revenue per piece increased 1.7%; currency-neutral revenue per piece grew 4.2%, with international domestic products up 7.8% and export products up 3.6%.

•	Operating profit grew 6.3%; adjusted currency-neutral operating profit increased 9.8% to $807 million, driven by growth, revenue yields and disciplined cost control.

•	Operating margin expanded 60 basis points** (bps) to 20.4% on a reported basis and 80 bps to 20.6% on a currency-neutral basis, demonstrating improved operating leverage.

* Information on non-GAAP financial measures is attached to this press release.
** One basis point equals one-hundredth of a percentage point.

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Supply Chain and Freight Segment

The Supply Chain and Freight business remains strong. Fourth quarter segment profitability was reduced by about $60 million as a result of the UPS Freight contract ratification process. Profitability for the other business units was positive, led by gains in Forwarding. Revenue-quality improvements and a disciplined focus on cost containment further contributed to the positive results.

	4Q 2018	4Q 2017
Revenue	$3,444 M	$3,421 M
Operating profit	$224 M	$241 M

For the Supply Chain and Freight segment in 4Q 2018:

•	The business units demonstrated continued growth as the result of greater alignment with small and medium-sized customers.

•	Coyote, brokerage and international air and ocean freight made significant contributions to operating profit within Forwarding, demonstrating value to customers across the world.

•	Logistics revenue increased almost 7% from growth in the Healthcare, Aerospace, Retail and Manufacturing sectors.

•	UPS Freight increased revenue per LTL (less-than-truckload) hundredweight by 6.9%, with its continued focus on revenue quality.

Full-year 2018 Consolidated Results

•	Total revenue increased 7.9% to $71.9 billion on shipment growth; revenue-yield expansion of 4.3% surpassed 2017 yield by 200 basis points.

•	Full-year 2018 diluted EPS totaled $5.51; adjusted diluted EPS was $7.24.

•	Adjusted diluted EPS excludes the impact of the MTM pension charge and Transformation costs.

•	Paid dividends of $3.2 billion, an increase of 10% per share over the prior year.

•	Repurchased 8.9 million shares for approximately $1 billion.

Outlook

The company provides guidance on an adjusted (non-GAAP) basis because it is not possible to predict or provide a reconciliation reflecting the impact of future pension mark-to-market adjustments or other unanticipated events, which would be included in reported (GAAP) results and could be material.

“UPS executed very well during the quarter in a challenging environment,” said Richard Peretz, UPS chief financial officer. “In 2019, we plan to generate substantial increases in operating profit growth in all three business units.”

•	UPS expects total adjusted operating profit growth in the low-teens with all segments up double-digits.

•	Adjusted, diluted earnings per share to be in a range of $7.45 to $7.75, which includes pension financing costs headwinds of about $325 million.

•	The 2019 effective tax rate should be between 23 and 24 percent.

•	Capital expenditures are planned between 8.5% and 10% of 2019 consolidated revenue.

•	Transformation charges are excluded from guidance.

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Conference Call Information

UPS CEO David Abney and CFO Richard Peretz will discuss fourth-quarter results with investors and analysts during a conference call at 8:30 a.m. ET, January 31, 2019. That call will be open to others through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.” Additional financial information is included in the detailed financial schedules being posted on www.investors.ups.com under “Financials” and as filed with the SEC as an exhibit to our Current Report on Form 8-K.

About UPS

UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic direction, prospects and future results, involve certain risks and uncertainties.

Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including changes in economic and other conditions in the markets in which we operate, governmental regulations (including tax laws and regulations), our competitive environment, in the facts or assumptions underlying our health and pension benefit funding obligations, results of negotiation and ratification of labor contracts, the impact of any strikes, work stoppages or slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

Reconciliation of GAAP and non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, other income (expense), pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” Additionally, we periodically disclose free cash flow, free cash flow excluding discretionary pension contributions, as well as currency-neutral revenue, revenue per piece and operating profit.

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include but are not limited to: amounts related to mark-to-market gains or losses (non-cash); settlement of contingencies; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; charges related to restructuring programs such as the implementation of our Transformation strategy; asset impairments (non-cash); amounts related to changes in tax regulations or positions; amounts related to changes in foreign currency exchange rates and impact from any hedging activities; other pension and postretirement related items; and debt modifications.

We believe that these non-GAAP measures provide additional meaningful information to assist users of our financial statements in understanding our financial results, cash flows and assessing our ongoing performance because they exclude items that may not be indicative of, or are unrelated to, our underlying operations and may provide a useful baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions. We also use certain of these measures for the determination of incentive compensation awards.

Non-GAAP financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.
Mark-To-Market Pension and Postretirement Adjustments
We recognize changes in the fair value of plan assets and net actuarial gains and losses in excess of a 10% corridor for company-sponsored pension and post-retirement obligations immediately as part of net periodic benefit cost. We supplement the presentation of our operating profit, operating margin, pre-tax income, net income and earnings per share with similar non-GAAP measures that exclude the impact of the portion of net periodic benefit cost represented by the gains and losses recognized in excess of the 10% corridor and the related income tax effects. We believe this adjusted net periodic benefit cost provides important supplemental information that reflects the anticipated long-term cost of our defined benefit plans, and provides a benchmark for historical defined benefit cost trends that may provide useful comparison of year-to-year financial performance without considering the short-term impact of changes in market interest rates, equity prices, and similar factors.

This adjusted net periodic benefit cost ($615 million in 2018 and $843 million in 2017) is comparable to the accounting for our defined benefit plans in our quarterly reporting under U.S. GAAP, utilizing the expected return on plan assets (7.68% in 2018 and 8.65% in 2017) and the discount rate used to determine net periodic benefit cost (3.81% in 2018 and 4.34% in 2017). The non-adjusted net periodic benefit cost reflects the actual return on plan assets (-2.38% in 2018 and 14.25% in 2017) and the discount rate used to measure the projected benefit obligation at the December 31 measurement date (4.45% in 2018 and 3.81% in 2017).

The deferred income tax effects of these mark-to-market pension and postretirement adjustments are calculated by multiplying the statutory tax rates applicable in each tax jurisdiction, including the U.S. federal jurisdiction and various U.S. state and non-U.S. jurisdictions, by the adjustments. The blended average of the applicable statutory tax rates in 2018 and 2017 was 24.0% and 24.1%, respectively.
Costs Related to Restructuring Programs; Transformation Strategy Costs

We supplement the presentation of our operating profit, operating margin, pre-tax income, net income and earnings per share with similar non-GAAP measures that exclude the impact of costs related to restructuring programs, including transformation strategy costs. We believe this adjusted information provides a useful comparison of year-to-year financial performance without considering the short-term impact of restructuring costs. We evaluate the performance of our businesses on an adjusted basis.
Impact of Changes in Foreign Currency Exchange Rates and Hedging Activities

We supplement the reporting of our revenue, revenue per piece and operating profit with similar non-GAAP measures that exclude the period-over-period impact of foreign currency exchange rate changes and hedging activities. We believe currency-neutral revenue, revenue per piece and operating profit information allows users of our financial statements to understand growth trends in our products and results. We evaluate the performance of our International Package and Supply Chain and Freight businesses on this currency-neutral basis.

Currency-neutral revenue, revenue per piece and operating profit are calculated by dividing current period reported U.S. dollar revenue, revenue per piece and operating profit by the current period average exchange rates to derive current period local currency revenue, revenue per piece and operating profit. The derived current period local currency revenue, revenue per piece and operating profit are then multiplied by the average foreign exchange rates used to translate the comparable results for each month in the prior year period (including the period over period impact of foreign currency revenue hedging activities). The difference between the current period reported U.S. dollar revenue, revenue per piece and operating profit and the derived current period U.S. dollar revenue, revenue per piece and operating profit is the period over period impact of currency fluctuations.
Free Cash Flow and Adjusted Capital Expenditures

We supplement the reporting of cash flows from operating activities with free cash flow, free cash flow excluding discretionary pension contributions and free cash flow plus principal repayments of capital lease obligations, non-GAAP liquidity measures. We believe these free cash flow measures are important indicators of how much cash is generated by regular business operations and we use it as a measure of incremental cash available to invest in our business, meet our debt obligations and return cash to shareowners. Additionally, we believe that adjusting capital expenditures for principal repayments of capital lease obligations more appropriately reflects the overall cash that we have invested in capital assets. We calculate free cash flow as cash flows from operating activities less capital expenditures, proceeds from disposals of property, plant and equipment, and plus or minus the net changes in finance receivables and other investing activities. Free cash flow excluding discretionary pension contributions adds back any discretionary pension contributions made during the period.

Reconciliation of GAAP and Non-GAAP Income Statement Data
(in millions, except per share amounts):

Three Months Ended December 31, 2018

	As- Reported (GAAP)	Transformation Strategy Costs	Defined Benefits Plans MTM Charges	As-Adjusted (non-GAAP)
Operating profit:
U.S. Domestic Package	$999	$—	$—	$999
International Package	781	—	—	$781
Supply Chain & Freight	224	—	—	224
Total operating profit	$2,004	$—	$—	$2,004

Total other income (expense)	$(1,461)	$—	$1,627	$166

Income before income taxes	$543	$—	$1,627	$2,170

Income tax expense	$90	$—	$390	$480

Net income	$453	$—	$1,237	$1,690

Diluted earnings per share	$0.52	$—	$1.42	$1.94

Twelve Months Ended December 31, 2018

	As- Reported (GAAP)	Transformation Strategy Costs	Defined Benefit Plans MTM Charges	As-Adjusted (non-GAAP)
Operating profit:
U.S. Domestic Package	$3,643	$235	$—	$3,878
International Package	2,529	76	—	2,605
Supply Chain & Freight	852	49	—	901
Total operating profit	$7,024	$360	$—	$7,384

Total other income (expense)	$(1,005)	$—	$1,627	622

Income before income taxes	$6,019	$360	$1,627	$8,006

Income tax expense	$1,228	$87	$390	$1,705

Net income	$4,791	$273	$1,237	$6,301

Diluted earnings per share	$5.51	$0.31	$1.42	$7.24

Note: Certain amounts may not compute due to rounding.

Reconciliation of GAAP and non-GAAP Revenue, Revenue Per Piece and Operating Profit
(in millions, except per piece amounts):

Three Months Ended December 31
	2018 As- Reported (GAAP)	2017 As- Reported (GAAP)	% Change (GAAP)	Currency Impact	2018 Currency- Neutral (non-GAAP)	% Change (non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$6.58	$6.31	4.3%	$0.22	$6.80	7.8%
Export	28.82	28.43	1.4%	0.63	29.45	3.6%
Total International Package	$16.79	$16.51	1.7%	$0.42	$17.21	4.2%

Consolidated	$10.59	$10.17	4.1%	$0.05	$10.64	4.6%

Revenue:
U.S. Domestic Package	$12,575	$11,833	6.3%	$—	$12,575	6.3%
International Package	3,829	3,721	2.9%	92	3,921	5.4%
Supply Chain & Freight	3,444	3,421	0.7%	24	3,468	1.4%
Total revenue	$19,848	$18,975	4.6%	$116	$19,964	5.2%

	2018 As- Reported (GAAP)	2017 As- Reported (GAAP)	% Change (non-GAAP)	Currency Impact	2018 As Adjusted Currency- Neutral (non-GAAP)	% Change (non-GAAP)
Operating Profit:
U.S. Domestic Package	$999	$1,087	(8.1)%	$—	$999	(8.1)%
International Package	781	735	6.3%	26	807	9.8%
Supply Chain & Freight	224	241	(7.1)%	—	224	(7.1)%
Total operating profit	$2,004	$2,063	(2.9)%	$26	$2,030	(1.6)%

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of GAAP and non-GAAP Revenue, Revenue Per Piece and Operating Profit
(in millions, except per piece amounts):

Twelve Months Ended December 31
	2018 As- Reported (GAAP)	2017 As- Reported (GAAP)	% Change (GAAP)	Currency Impact	2018 Currency- Neutral (non-GAAP)	% Change (non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$6.59	$6.07	8.6%	$(0.19)	$6.40	5.4%
Export	29.27	28.70	2.0%	(0.16)	29.11	1.4%
Total International Package	$17.08	$16.22	5.3%	$(0.18)	$16.90	4.2%

Consolidated	$10.98	$10.53	4.3%	$(0.03)	$10.95	4.0%

Revenue:
U.S. Domestic Package	$43,593	$40,761	6.9%	$—	$43,593	6.9%
International Package	14,442	13,342	8.2%	(147)	14,295	7.1%
Supply Chain & Freight	13,826	12,482	10.8%	(39)	13,787	10.5%
Total revenue	$71,861	$66,585	7.9%	$(186)	$71,675	7.6%

	2018 As- Adjusted (non-GAAP)	2017 As- Adjusted (non-GAAP)	% Change (non-GAAP)	Currency Impact	2018 As Adjusted Currency- Neutral (non-GAAP)	% Change (non-GAAP)
As-Adjusted Operating Profit:
U.S. Domestic Package	$3,878	$4,303	(9.9)%	$—	$3,878	(9.9)%
International Package	2,605	2,429	7.2%	10	2,615	7.7%
Supply Chain & Freight	901	797	13.0%	5	906	13.7%
Total operating profit	$7,384	$7,529	(1.9)%	$15	$7,399	(1.7)%

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of GAAP and non-GAAP Liquidity Measures (in millions):

Twelve Months Ended December 31

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash

Preliminary 2018
Cash flows from operating activities	$12,711
Cash flows used in investing activities	(6,330)
Cash flows used in financing activities	(5,692)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(91)
Net increase in cash, cash equivalents and restricted cash	$598

Reconciliation of Adjusted Capital Expenditures and Free Cash Flow (non-GAAP measures)

Preliminary 2018

Cash flows from operating activities (GAAP)	$12,711
Capital expenditures	(6,283)
Principal repayments of capital lease obligations	(340)
Adjusted Capital Expenditures (non-GAAP measure)	$(6,623)
Proceeds from disposals of PP&E	37
Net change in finance receivables	4
Other investing activities	1
Adjusted Free cash flow (non-GAAP)	$6,130

Certain prior year amounts have been classified to confirm to the current year presentation.